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                                                               EXHIBIT 99.(j)(C)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the Capital Growth Fund, Endeavor Large Cap Fund, Endeavor Select Fund, Equity Index Fund, Growth and Income Fund, Growth Fund, Large Company Core Fund, Large Company Value Fund, U.S. Value Fund, and Value Fund, dated September 25, 2007, incorporated herein by reference, a total of ten funds of the Wells Fargo Funds Trust, and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm" in the statements of additional information.


/s/ KPMG LLP

Philadelphia, Pennsylvania
March 28, 2008